EXECUTION COPY

Option Agreement

Dated January 25, 2019

BETWEEN

ALLIANCE GROWERS CORP.

AND

WFS PHARMAGREEN INC.

AND

1155097 B.C. LTD.

TABLE OF CONTENTS

OPTION AGREEMENT

THIS AGREEMENT is dated effective January 25, 2019

BETWEEN:

WFS PHARMAGREEN INC., a corporation duly incorporated pursuant to the laws of the Province of British Columbia, Canada and having a head office and records office situated at 2987 Blackbear Court, Coquitlam, British Columbia V3E 3A2.

("Pharmagreen")

AND:

1155097 B.C. Ltd., a newly incorporated company, duly incorporated pursuant to the laws of the Province of British Columbia, Canada and having a head office and registered and records office located at 2987 Blackbear Court, Coquitlam, British Columbia. V3E3A2

(the "Subsidiary")

AND:

ALLIANCE GROWERS CORP., a corporation duly incorporated pursuant to the laws of the province of British Columbia and having its head office and it's registered and records office at 500-666 Burrard Street, Vancouver, BC V6C3P6

("Alliance")

WHEREAS:

(A) The Subsidiary hereby grants an option to Alliance to own 10% of the Class A Shares of the Subsidiary (the "First Option") and agrees to grant a second option to acquire an additional 20% of the Class A Shares on terms be agreed to in a subsequent agreement.

(B) It is the intention that the Subsidiary will own the land, building and equipment of the Biotech Complex located at 38482 Bell Road, Deroche, B.C. (the "Land");

(C) Wladyslaw and Danuta Wojcik, the Landowners have agreed to execute an "Option to Purchase and Land Use Agreement" with the Subsidiary before June 30, 2019;

(D) Alliance has a first right of refusal to participate in future financing requirements to purchase further shares of the Subsidiary to maintain their percentage of equity;

(E) Alliance will appoint one of the three Subsidiary's directors; and

(F) This Agreement supersedes and replaces the LOI in place between Pharmagreen and Alliance.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

PART 1:

RECITALS

1.1 The recitals in A through F above are adopted and incorporated into this Agreement.

DEFINITIONS AND INTERPRETATION

Definitions

1.1 For the purposes of this Agreement the following words and phrases will have the following meanings:

(a) "**Agreement**" means this agreement;

(b) "**BRIM**" means Botanical Research In Motion, Inc., a private company controlled by Peter Wojcik;

(c) "**BRIM License**" means a BRIM License agreement, for its technology and rights for Canada, between BRIM and WFS Pharmagreen Inc. and the sub-licence from WFS Pharmagreen Inc. of the BRIM license agreement to the Subsidiary, 1155097 B.C. Ltd., for the Deroche Biotech Complex to be executed on or before June 30, 2019;

(d) **"Biotech Complex" or "Deroche Biotech Complex"** means the building located on the Land housing the operations of the Subsidiary, 1155097 B.C. Ltd.;

(e) "**Business Day**" means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(f) "**CEO**" means Chief Executive Officer;

(g) "**Class A Shares**" means the Class A common voting shares of the Subsidiary with a par value of $1.00;

(h) "**CSR**" means the Central Securities Register of the Subsidiary;

(i) "**Closing Date**" means the date on which the transactions set out in this Agreement are closed;

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(j) "**Construction Costs**" means the final cost of construction plus equipment of the Biotech Complex, estimated to be up to $30,000,000;

(k) **"Effective Date"** means the date first above written;

(l) **"Exchange"** means the Canadian Securities Exchange;

(m) **"First Option"** means the option granted by the Subsidiary, with the consent of Pharmagreen, to acquire an undivided 10% interest in the Class A Shares of the Subsidiary;

(n) **"First Option Period"** means the period from the date hereof to and including the date of exercise or termination of the First Option set out in Part 4 herein;

(o) **"Land" means the real property located at** 38482 Bell Road, Deroche, B.C. more particularly described as follows:

PID: 009-064-885

Lot 4, Plan NWP29269, Section 33, Township 20

and any buildings located on the Land;

(p) "**Landowner**" means Wladyslaw and Danuta Wojcik, the registered and beneficial owners of the Land;

(q) **"Option to Purchase and Land Use Agreement**" means the agreement between the Subsidiary and the Landowner whereby the Subsidiary has the right to make use of and develop the Land with an option to purchase the Land in the next five years on a cost plus expenses basis;

(r) **"Notice"** means any notice, consent, waiver, direction or other communication sent or received by a party that must be written and delivered according to the terms of paragraph 16 herein;

(s) **"Party"** or **"Parties"** means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement;

(t) **ROFR – Shares"** means a right of first refusal, granted by the Subsidiary to Alliance and agreed to by Pharmagreen, after exercise of the Second Option, to allow Alliance to purchase Subsidiary Shares before they Shares are offered for sale to other shareholders of the Subsidiary and third party(s);

(u) "**Second Option**" means the second option granted by the Subsidiary, with the consent of Pharmagreen, the principal shareholder of Subsidiary, to acquire a second undivided 20% interest in the Class A Shares resulting in Alliance owning an undivided 30% of the Class A Shares.

(v) "**Second Option Period**" means the period described in the Addendum referred to in Part 4 herein;

(w) "**Shareholder**" means a shareholder of the Subsidiary;

(x) "**Shareholder Agreement**" means an agreement among the parties hereto regarding certain matters of the Subsidiary;

(y) **"Subscription Agreement"** means a subscription agreement of the Subsidiary to purchase Shares of the Subsidiary;

(z) **"Subsidiary"** means 1155907 B.C. Ltd. company, which is a subsidiary of WFS Pharmagreen Inc., which is the subsidiary of Pharmagreen Biotech Inc.

(aa) "**Subsidiary Shares**" means the Class A Shares.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) the words "**herein**", "**hereof**", and "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(b) a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c) the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d) the word "**including**", when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as "without limitation" or "but not limited to" or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e) where the phrase "**to the knowledge of**" or phrases of similar import are used in respect of the parties hereto, it will be a requirement that the party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such party to make the statement or disclosure;

(f) a reference to currency means Canadian currency; and

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(g) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

PART 2

REPRESENTATIONS AND WARRANTIES OF PHARMAGREEN AND THE SUBSIDIARY

2.1 Pharmagreen hereby represents and warrants to the Optionee that:

(a) Pharmagreen validly exists as a corporation in good standing under the laws of the province of British Columbia;

(b) Upon exercise of the First Option and the issue of 8 Class A Shares to Alliance , Alliance will own 10% of the Class A Shares;

(c) Upon exercise of the Second Option and the issue of a further 22 Class A Shares to Alliance, Alliance will own an undivided 30% of the Class A Shares;

(d) Pharmagreen consents to the grant of the First and Second Option and the ROFR-Share;

(e) Pharmagreen will not breach any other agreement or commitment by entering into and performing the Optionor's obligations under this Agreement;

(f) Pharmagreen has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance until the provisions of the constating documents of Pharmagreen or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Pharmagreen is a party or by which it is bound; and

(g) no proceedings are pending for, and Pharmagreen is unaware of any basis for the institution of, any proceedings leading to the dissolution or winding up of Pharmagreen or the placing of Pharmagreen in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2 The Subsidiary hereby represents and warrants to Alliance that:

(a) the Subsidiary validly exists as a corporation in good standing under the laws of the province of British Columbia;

(b) it has agreed in principle to enter into an Option to Purchase and Land Use Agreement with the Landowners as at the date of this Agreement;

(c) the Subsidiary will have registered the Option to Purchase and Land Use Agreement with the Landowners with the Land Title Office where the Land is situated on or before June 30, 2019;

(d) the Subsidiary has good and sufficient right and authority to grant to Alliance, the First Option, the Second Option, and the ROFR-Shares;

(e) the Subsidiary shall immediately advise Alliance of any breach of the terms of the executed Option to Purchase and Land Use Agreement and whether the breach will be rectified according to the terms of the Option to Purchase and Land Use Agreement ;

(f) upon exercise of the First Option and the issue of 8 Class A Shares to Alliance, Alliance will own an undivided 10% of the Class A Shares;

(g) upon exercise of the Second Option and the issue of the 22 Class A Shares to Alliance, Alliance will own an aggregate 30 Class A shares, representing an undivided 30% of the Class A Shares;

(h) the Subsidiary will not breach any other agreement or commitment by entering into and performing the Subsidiary's obligations under this Agreement;

(i) the Subsidiary has fulfilled all obligations on its part to be fulfilled in respect of the Claims as at the date of execution of this Agreement;

(j) the Subsidiary has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance until the provisions of the constating documents of the Subsidiary or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Subsidiary is a party or by which it is bound or to which it or its interest in the Property may be subject;

(k) no proceedings are pending for, and the Subsidiary is unaware of any basis for the institution of, any proceedings leading to the dissolution or winding up of the Subsidiary or the placing of the Subsidiary in bankruptcy or subject to any other laws governing the affairs of insolvent persons; and

(l) the Subsidiary is not aware of any facts relating to any of the First Option, the Second Option, the ROFR-Shares and the proposed Option to Purchase and Land Use Agreement which, if known to Alliance, could reasonably be expected to cause Alliance to decide not to enter into this Agreement or not to proceed to exercise the First and Second Option, and the ROFR- Shares.

2.3 The representations and warranties contained in 2.2 are provided for the exclusive benefit of Alliance, and any misrepresentation or breach or warranty may be waived by Alliance in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in 2.1 and 2.2 will survive the execution and performance of this Agreement.

PART 3

REPRESENTATIONS AND WARRANTIES OF ALLIANCE

3.1 Alliance represents and warrants to Pharmagreen and the Subsidiary that:

(a) Alliance validly exists as a corporation in good standing under the laws of the province of British Columbia;

(b) Alliance has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(c) Alliance has full power and authority to carry on its business and to enter into this Agreement;

(d) the execution and delivery of this Agreement and the performance of this Agreement by it will not violate or result in the breach of the laws of any jurisdiction applicable to Alliance and this Agreement constitutes a legal, valid and binding obligation Alliance; and

(e) Alliance is a **"reporting issuer"** as that expression is defined in the *Securities Act* (British Columbia), is a reporting issuer in each of Alberta, British Columbia and Ontario, and has its shares listed and trading on the Exchange; and the Optionee will use its commercial best efforts to obtain all Exchange and other required regulatory approvals and acceptances for the transactions contemplated by this Agreement.

3.2 The representations and warranties contained in 3.1 are provided for the exclusive benefit of Pharmagreen and the Subsidiary and a misrepresentation or breach of warranty may be waived by Pharmagreen and the Subsidiary in whole or in part at any time without prejudice to their rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in 3.1 will survive the execution hereof.

PART 4

GRANT OF FIRST OPTION

4.1 The Subsidiary hereby grants to Alliance the First Option to acquire 8 Class A Shares equal to an undivided 10% of the total issued Class A Shares at the time of the issue of the Shares to Alliance for a purchase price of $1,350,000 which has been paid.

4.2 The Subsidiary will immediately after execution of this Agreement by all parties issue the eight Class A Shares to Alliance.

PART 5

GRANT OF SECOND OPTION

5.1 Subject to Alliance exercising the First Option, the Subsidiary hereby agrees to grant to Alliance the Second Option to acquire up to an additional 20% interest in the Class A shares by the purchase of 22 Class A Shares for a purchase price equal to 30% of Construction and Equipment Costs minus $1,350,000 ("Second Option Purchase Price").

5.2 The Parties agree to enter into an addendum to this Agreement by June 30, 2019 (the "Addendum"), granting the Second Option, setting out the terms of the Second Option including the Second Option Purchase Price, a schedule specifying the date and amounts of each payment adding up to the Second Option Purchase Price and closing documents.

5.3 In the event the Second Option is not exercised according to the terms contained in the Addendum, the parties agree that Alliance's 10% interest will be subject to dilution to a percentage equal to: $1,350,000 divided by that figure which is the final Construction and Equipment Costs. In this event the Part 6, ROFR-Shares would not apply until the dilution had been achieved. As an example, assuming the final Construction and Equipment Costs were $33,500,000 the calculation of the adjusted percentage would be as follows:

1,350,000 = 4%
33,350,000

PART 6

ROFR – SUBSIDIARY SHARES

6.1 Provided the Second Option is exercised, each time the Subsidiary offers the sale of its treasury Shares to a Third Party, the Subsidiary hereby grants to Alliance the right of first refusal to purchase treasury Shares on the same terms as those proposed to be offered to Pharmagreen and any other Shareholders and to a **Third Party** pursuant to a **Notice** from the Subsidiary to Alliance with a term sheet of the details of the Share offering accompanied by a **Subscription Agreement** to maintain their percentage of equity.

6.2 Alliance shall have five business days to send a response **Notice** agreeing or declining to accept the offer. No response will be deemed a decline.

6.3 If Alliance accepts the offer herein, it shall deliver a signed **Subscription Agreement** and a certified cheque or bank draft for the subscription funds.

6.4 Pharmagreen, as a principal shareholder of the Subsidiary, hereby consents to the grant by the Subsidiary to Alliance of the ROFR to purchase the Subsidiary Shares.

6.5 If Alliance offers the sale of its treasury Shares of the Subsidiary to a Third Party, then Alliance hereby grants to Pharmagreen the right of first refusal to purchase its treasury Shares on the same terms as those proposed to be offered to Alliance and any other Shareholders by a **Third Party** pursuant to a **Notice** from Alliance to Pharmagreen with a term sheet of the details of the Share offering accompanied by a **Subscription Agreement.**

6.6 If a third party offers to purchase all the Shares of the Subsidiary, then the Subsidiary must present the term sheet of the details of the Share offering to all the shareholders of its treasury Shares. The sale of all shares must have prior approval by all shareholders on record holding 20% or more of the Subsidiary Shares.

6.5 The final approval to sell, transfer or assign any and all Subsidiary Shares must be approved by Pharmagreen as the principal shareholder of the Subsidiary.

PART 7

FIRST OPTION CLOSING AND CLOSING DOCUMENTS

7.1 A formal Closing is not required. The Subsidiary shall forthwith issue the eight Class A Shares as at January 25, 2019 and send by email to Alliance and its legal counsel at the addresses set out in part 11 –Notice, the following:

(i) a scanned copy of the signed share certificate,

(iSubsidiary's Central Security Register with Alliance as a shareholder holding eight Class A Shares, and

(iii) a scanned copy of the Subsidiary's directors resolution authorizing the issue of the Class A Shares. 7.2

Alliance consents to the original share certificate representing the eight Class A Shares registered to Alliance to be kept in the minute book of the Subsidiary.

PART 8

SHAREHOLDER'S AGREMENT

8.1 The parties agree to execute a shareholders agreement on or before June 30, 2019. If Alliance is at any time during the term of this Agreement prevented from or delayed in complying with any provisions of this Agreement, by reason of strikes, lock-outs, labour

shortages, power shortages, fuel shortages, fires, wars, inclement weather, acts of God, governmental regulations restricting normal operations, shipping delays, delays in obtaining required governmental or regulatory approvals or permits, aboriginal land claims, environmental claims or notices (or inability to obtain or delays in obtaining environmental consents) or any other reason or reasons (other than lack of funds) beyond the control of Alliance, the time limited for the performance by Alliance of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.

9.2 Alliance will give prompt notice to the Subsidiary of each event of force majeure under §0 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of Alliance hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 10
CONFIDENTIAL INFORMATION

10.1 Confidential proprietary information of the parties will remain confidential provided however that Alliance will be entitled at any time to make disclosure in its filings with the Exchange and the applicable securities commissions (the "Regulatory Authorities") as necessary to meet the requirements of the Exchange and applicable securities laws.

10.2 The text of any news release respecting the execution and delivery of this Agreement or any other substantial information pertaining to this Agreement can be reviewed by the Subsidiary but Alliance will have the sole responsibility as to the final content of information released to the public in compliance with the Regulatory Authorities

.

PART 11
NOTICES

11.1 Any notice, consent, waiver, direction or other communication ("**Notice**") required or permitted to be given under this Agreement by a party will be in writing and will be delivered by hand to the party to which the notice is to be given at the following address or sent by facsimile or email to the following numbers or to such other address or facsimile number or email as will be specified by a party by like Notice. Any Notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile or email, be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto will be as follows:

(a) to Alliance:

Alliance Growers Corp.
500-666 Burrard Street, Vancouver, BC V6C3P6
Attention: Dennis Petke, Ian Lambert
Email: dennispetke@alliancegrowers.com
Email: ilambert@rogers.com

with a copy to (which will not constitute notice hereunder):
Joanne McClusky
Barrister & Solicitor
#390-825 Homer, Vancouver, BC V6B 2W2
Email: joanne@mcclusky.ca

(b) to Pharmagreen:
WFS Pharmagreen Inc.
2987 Blackbear Court, Coquitlam, British Columbia.V3E3A2
Attention: Peter Wojcik
Email: pwojcik@telus.net

with a copy to (which will not constitute notice hereunder):

(c) to the Subsidiary
1155097 B.C. Ltd.
2987 Blackbear Court, Coquitlam, British Columbia.V3E3A2
Attention: Peter Wojcik
Email: pwojcik@telus.net

with a copy to (which will not constitute notice hereunder):

Any party may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 12

GENERAL

12.1 No consent or waiver expressed or implied by any party in respect of any breach or default by any other party in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

12.2 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties.

12.3 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns, subject to the conditions hereof.

12.4 This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

12.5 Nothing herein will constitute or be taken to constitute the parties as partners or create any fiduciary relationship between them. It is not the intention of the parties to create, nor will this agreement be construed to create, any mining, commercial or other partnership. None of the parties will have any authority to act for or to assume any obligation or responsibility on behalf of any other party, except as expressly provided herein. The rights and duties of the parties will be several and not joint or joint and several.

12.6 No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the parties.

12.7 The parties do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Land exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the parties hereby agree that a court will reform that provision in such a way as to approximate most closely the intent of the parties within the limits permissible under such rules.

12.8 In the event of any inconsistency between the terms of this Agreement and any Schedule hereto, the terms of this Agreement will control.

12.9 Time will be of the essence hereof.

12.10 This Agreement and the Schedules attached hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties or their respective

representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the parties to be bound thereby.

12.11 This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada.

12.12 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day first set forth above.

ALLIANCE GROWERS CORP.
Per:

____
Dennis Petke
Authorized Signatory

WFS PHARMAGREEN INC.
Per:

____
Peter Wojcik
Authorized Signatory

1155097 B.C. LTD.
Per:

____
Peter Wojcik
Authorized Signatory